Exhibit 99.1

News Release | For Immediate Release
Zix Corporation CEO Provides Corporate Update for Second Quarter 2009
Current estimates have the Company expecting to achieve its guidance
DALLAS — July 7, 2009 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and payor-sponsored e-prescribing, today offered a corporate update by its chief executive officer, Rick Spurr.
“The second quarter was another solid quarter for ZixCorp and we are on target to report within the range of our previously-issued guidance,” said Spurr. “Preliminary estimates are that we should meet our revenue guidance of $7.3 to $7.6 million and our guidance for adjusted earnings per share (which excludes non-cash stock-based compensation, non-recurring items, and uses an effective tax rate of less than 1 percent) of ($0.01) to $0.00 per share. With the positive indications of future demand for our services, particularly in the Email Encryption business, I feel very upbeat about the direction in which the business is heading.”
“In its Email Encryption business, ZixCorp delivered a record $10.0 million in total orders, including $1.7 million in new first-year orders, the second highest result in the Company’s history,” continued Spurr. “Similar to the Company’s highest quarter for new first-year orders when the HIPAA Security Rule went into effect in April 2005, we believe a key driver for this quarter’s strong performance was the increased demand from healthcare resulting from the expansion of HIPAA under the American Recovery and Reinvestment Act. Despite a lower renewal rate for the second quarter of 86 percent due to various factors which we will discuss in detail during our upcoming conference call, we remain optimistic about our future success in this business because of the encouraging signs of demand for Email Encryption and our recognized leadership position in the industry.”
About the Company’s e-Prescribing business, Spurr said, “Following the earlier announcement that ZixCorp is reviewing strategic alternatives for its e-Prescribing service, we continue with business as usual with respect to executing our existing contracts and providing services to our customers. Our PocketScript business achieved our e-Prescribing deployment guidance for the second quarter with approximately 325 deployments. ZixCorp processed over 2.5 million scripts in the quarter, an increase of approximately 19 percent compared with the same quarter in 2008. In light of our announcement concerning the assessment of this business, we are no longer in negotiations for a large contract with a national payor that could have almost doubled the number
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

of currently active prescribers. We are, however, engaged in payor discussions to improve the profitability of our e-Prescribing business through new pricing arrangements and service enhancements.”
ZixCorp to Announce Second Quarter 2009 Results on July 28
The Company’s second quarter 2009 operating results will be released after close of the U.S. financial markets on July 28, 2009. A conference call will be held to discuss this information on July 28 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-213-8064 or toll-free 866-770-7051 and entering access code 40200276. An audio replay of the conference will be available until August 4, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 36658027, and after that date via Webcast from the Company’s Web site.
About Zix Corporation
Zix Corporation is the leader in email encryption and payor sponsored e-prescribing services. ZixCorp offers the simplicity of Software as a Service with the convenience of customizable encryption policies. ZixCorp provides automated key management “in the cloud” for all its customers, resulting in a scalable, reliable, easy-to-use and simple-to-administer service. ZixDirectorySM is the largest email encryption directory in the world enabling seamless and secure communication among communities of interest. ZixDirectory connects over 17 million members. ZixCorp’s PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors and pharmacies. For more information, visit www.zixcorp.com.
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Many of the foregoing statements by Mr. Spurr are forward-looking statements, not a guarantee of future performance, and involve substantial risks and uncertainties. Actual results may differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the fact that the preliminary financial results included in this press release could be subject to change based on adjustments that are deemed appropriate by the Company during the process of finalizing its quarterly financial statements; the Company’s continued operating losses and its PocketScript e-Prescribing service’s use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new or expand existing sponsorship agreements for its PocketScript e-Prescribing business and the Company’s ability to continue realizing
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written or value added services for its payor customers from its PocketScript e-Prescribing business; the Company’s ability to establish and maintain strategic and OEM relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescribing businesses; the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescribing products and services or related products and services and implement technological changes; and whether the Company will enter into a strategic transaction with respect to its e-Prescribing business and the effects of any such transaction on the Company and its stockholders. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC. The Company does not intend, and undertakes no obligation, to update or revise any forward-looking statement, except as required by federal securities regulations.
SOURCE: Zix Corporation
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com